Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Apollo Endosurgery, Inc. pertaining to the Apollo Endosurgery, Inc. 2006 Stock Option Plan and the Apollo Endosurgery, Inc. 2016 Equity Incentive Plan of our report dated March 22, 2016, relating to the consolidated financial statements of Lpath, Inc., which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty, appearing in the Annual Report on Form 10-K of Lpath, Inc. for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

San Diego, California
January 30, 2017